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Exhibit 10.12.1

AMENDMENT NO. 1
TO THE
DISPLAYTECH, INC.
1998 INCENTIVE STOCK OPTION PLAN

        By consent to action of the Board of Directors of Displaytech, Inc. (the "Company") dated August 15, 2001, and upon the consent of Hewlett-Packard, as required by Section 8.5 of the Hewlett-Packard ("HP") Note Purchase Agreement dated July 30, 2001, the shareholders of the Company, at the annual meeting of the shareholders held on September 21, 2001, voted upon and approved the following amendment to the 1998 Stock Option Plan ("Plan"):

  Section VI.A. Aggregate Number of Shares:

        "Subject to Article IX, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 2,699,022 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award, or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan."

        Except as specifically amended herein, all other terms and conditions of the Plan remain the same.

/s/ GEORGE E. CLOUGH George E. Clough Secretary

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AMENDMENT NO. 1 TO THE DISPLAYTECH, INC. 1998 INCENTIVE STOCK OPTION PLAN